Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com

News Release

Belden Reports Fourth Quarter and Full Year 2011 Results

and Reaffirms 2012 Guidance

Fourth Quarter Highlights

•	Increased income from continuing operations per diluted share to $0.57, up 159% over last year’s $0.22 per diluted share;

•	Grew revenue 9.2% year-over-year to $464.4 million, from $425.2 million in the fourth quarter 2010;

•	Purchased 768,000 shares of Belden common stock for $25.0 million under the previously announced share repurchase program, and

•	Reaffirms full-year guidance for fiscal 2012 to revenues of $1.98 – $2.03 billion and income from continuing operations per diluted share of $2.70 – $2.90.

Full Year 2011 Highlights

•	Increased income from continuing operations per diluted share to $2.40, up 66% over last year's $1.45 per diluted share;

•	Grew revenue 23% to $1.98 billion, from $1.62 billion in 2010, and

•	Generated $145.7 million in free cash flow, exceeding net income for the year and up 70% over 2010.

St. Louis, Missouri – February 9, 2012 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today reported fiscal fourth quarter and full year 2011 results for the period ended December 31, 2011.

Fourth Quarter 2011

Revenue for the quarter totaled $464.4 million, up $39.2 million, or 9.2%, compared to $425.2 million in the fourth quarter 2010. Income from continuing operations per diluted share totaled $0.57, compared to $0.22 in the fourth quarter 2010.

John Stroup, President and CEO of Belden Inc., said, “Our fourth quarter results reflect a solid finish to a strong year. End-market demand for Belden products remains healthy as evidenced by our sell-through performance. In response to an uncertain economic environment, volatile commodity prices, and shorter lead-times, our customers and channel partners aggressively reduced inventory levels. Due to similar economic concerns, we executed restructuring actions during the quarter to improve our cost position and flexibility in Europe and our consumer electronics business in Asia. I am pleased that such actions could be accomplished in a quarter where earnings grew 159% year-over-year.”

The fourth quarter 2011 results include $7.6 million of non-recurring charges, primarily restructuring charges in Europe and China, and favorable non-recurring tax items with an impact of $5.5 million.

Belden Reports Fourth Quarter and Full Year 2011 Results and Reaffirms 2012 Guidance

— Page 2 of 3

Full Year 2011

Revenue for the year totaled $1.98 billion, up $360 million or 23% compared to $1.62 billion in 2010. Operating income totaled $187 million or 9.4% of revenue for the year, compared to $129 million or 8.0% of revenue in 2010. Income from continuing operations per diluted share totaled $2.40 for the year, compared to $1.45 in 2010, a 66% increase.

Mr. Stroup remarked, “I am extremely pleased with the Company’s 2011 results, which include 66% earnings growth, 12% organic growth and robust free cash flow at 127% of net income.”

Outlook

“Global economic forecasts predict modest growth in the world economy in 2012, which could continue to weaken, should the European economic situation deteriorate. We are focusing on our strategic goals, including our Market Delivery System and Lean Enterprise initiatives, which position us to perform in this uncertain environment. We are, therefore, reaffirming our previous outlook for 2012,” said Mr. Stroup.

The Company expects first quarter 2012 revenues to be $445 million to $455 million, and income from continuing operations per diluted share to be $0.48 to $0.53. For the full year ending December 31, 2012, the Company expects revenues to be $1.98 billion to $2.03 billion, and income from continuing operations per diluted share to be $2.70 to $2.90.

Earnings Conference Call

Management will host a conference call today at 10:30 a.m. Eastern to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 888-599-8685; the dial-in number for participants outside the U.S. is 913-312-0403. A replay of this conference call will remain accessible in the investor relations section of the Company’s Web site for a limited time.

Use of Non-GAAP Financial Information

Non-GAAP measures reflect certain adjustments the Company makes to provide insight into operating results. All GAAP to non-GAAP reconciliations accompany the consolidated financial statements included in this release and have been published to the investor relations section of the Company’s Web site at http://investor.belden.com.

Forward Looking Statements

Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Changes in the global economy may impact the Company’s results. Turbulence in

Belden Reports Fourth Quarter and Full Year 2011 Results and Reaffirms 2012 Guidance

— Page 3 of 3

financial markets may increase the Company’s borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, electronic components, and other materials; energy costs; the Company’s ability to achieve acquisition performance expectations and to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; security risks and the potential for business interruption from operating in volatile countries; disruptions or failures of the Company’s (or the Company’s suppliers or customers) systems or operations in the event of a major earthquake, weather event, cyber-attack, terrorist attack, or other catastrophic event that could cause delays in completing sales, providing services, or performing other mission-critical functions; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.

About Belden

St. Louis—based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,800 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, South America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com

BELDEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(In thousands, except per share data)
Revenues	$464,361	$425,176	$1,981,953	$1,617,090
Cost of sales	(332,362)	(303,780)	(1,410,134)	(1,149,796)

Gross profit	131,999	121,396	571,819	467,294
Selling, general and administrative expenses	(81,279)	(76,371)	(325,950)	(279,677)
Research and development	(13,911)	(11,499)	(55,711)	(42,605)
Amortization of intangibles	(3,375)	(3,289)	(13,772)	(11,189)
Income from equity method investment	3,973	3,035	13,169	11,940
Asset impairment	(2,549)	(16,574)	(2,549)	(16,574)

Operating income	34,858	16,698	187,006	129,189
Interest expense	(11,880)	(10,916)	(48,126)	(49,826)
Interest income	485	786	1,011	1,184
Other income	—	—	—	1,465

Income from continuing operations before taxes	23,463	6,568	139,891	82,012
Income tax benefit (expense)	3,526	4,171	(24,638)	(12,714)

Income from continuing operations	26,989	10,739	115,253	69,298
Gain (loss) from discontinued operations, net of tax	(462)	849	(908)	(5,686)
Gain on disposal of discontinued operations, net of tax	—	44,847	—	44,847

Net income	$26,527	$56,435	$114,345	$108,459

Weighted average number of common shares and equivalents:
Basic	46,472	46,936	47,109	46,805
Diluted	47,415	48,134	48,104	47,783

Basic income (loss) per share
Continuing operations	$0.58	$0.23	$2.45	$1.48
Discontinued operations	(0.01)	0.02	(0.02)	(0.11)
Disposal of discontinued operations	—	0.95	—	0.95

Net income	$0.57	$1.20	$2.43	$2.32

Diluted income (loss) per share
Continuing operations	$0.57	$0.22	$2.40	$1.45
Discontinued operations	(0.01)	0.02	(0.02)	(0.11)
Disposal of discontinued operations	—	0.93	—	0.93

Net income	$0.56	$1.17	$2.38	$2.27

Dividends declared per share	$0.05	$0.05	$0.20	$0.20

BELDEN INC.

OPERATING SEGMENT INFORMATION

(Unaudited)

Three Months Ended December 31, 2011	Americas	EMEA	Asia Pacific	Total Segments	Eliminations	Total
	(In thousands)
External customer revenues	$288,839	$92,441	$83,081	$464,361	$—	$464,361
Affiliate revenues	8,978	36,348	520	45,846	(45,846)	—

Total revenues	$297,817	$128,789	$83,601	$510,207	$(45,846)	$464,361

Operating income	$33,233	$20,763	$2,762	$56,758	$(21,900)	$34,858

Three Months Ended December 31, 2010
External customer revenues	$248,834	$92,656	$83,686	$425,176	$—	$425,176
Affiliate revenues	12,294	23,156	—	35,450	(35,450)	—

Total revenues	$261,128	$115,812	$83,686	$460,626	$(35,450)	$425,176

Operating income	$17,318	$5,939	$7,383	$30,640	$(13,942)	$16,698

Twelve Months Ended December 31, 2011
External customer revenues	$1,216,817	$415,342	$349,794	$1,981,953	$—	$1,981,953
Affiliate revenues	42,440	117,291	1,178	160,909	(160,909)	—

Total revenues	$1,259,257	$532,633	$350,972	$2,142,862	$(160,909)	$1,981,953

Operating income	$144,820	$84,097	$25,343	$254,260	$(67,254)	$187,006

Twelve Months Ended December 31, 2010
External customer revenues	$935,819	$365,796	$315,475	$1,617,090	$—	$1,617,090
Affiliate revenues	48,899	76,485	62	125,446	(125,446)	—

Total revenues	$984,718	$442,281	$315,537	$1,742,536	$(125,446)	$1,617,090

Operating income	$98,633	$47,091	$29,555	$175,279	$(46,090)	$129,189

BELDEN INC.

SUPPLEMENTAL PRODUCT GROUP INFORMATION

(Unaudited)

Three Months Ended December 31, 2011	Americas	EMEA	Asia Pacific	Total
	(In thousands)
Cable products	$217,367	$38,280	$66,628	$322,275
Networking products	28,110	33,777	13,150	75,037
Connectivity products	43,362	20,384	3,303	67,049

Total revenues	$288,839	$92,441	$83,081	$464,361

Three Months Ended December 31, 2010
Cable products	$208,392	$37,588	$67,722	$313,702
Networking products	17,284	28,237	11,800	57,321
Connectivity products	23,158	26,831	4,164	54,153

Total revenues	$248,834	$92,656	$83,686	$425,176

Twelve Months Ended December 31, 2011
Cable products	$937,154	$167,666	$281,047	$1,385,867
Networking products	109,400	144,895	52,893	307,188
Connectivity products	170,263	102,781	15,854	288,898

Total revenues	$1,216,817	$415,342	$349,794	$1,981,953

Twelve Months Ended December 31, 2010
Cable products	$798,833	$152,018	$263,020	$1,213,871
Networking products	62,015	115,700	36,536	214,251
Connectivity products	74,971	98,078	15,919	188,968

Total revenues	$935,819	$365,796	$315,475	$1,617,090

BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$382,716	$358,653
Receivables, net	299,070	298,266
Inventories, net	202,143	175,659
Deferred income taxes	19,660	9,473
Other current assets	21,832	18,804

Total current assets	925,421	860,855

Property, plant and equipment, less accumulated depreciation	286,933	278,866
Goodwill	348,032	322,556
Intangible assets, less accumulated amortization	151,683	143,820
Deferred income taxes	12,219	27,565
Other long-lived assets	63,832	62,822

	$1,788,120	$1,696,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227,571	$212,084
Accrued liabilities	153,995	145,840

Total current liabilities	381,566	357,924
Long-term debt	550,926	551,155
Postretirement benefits	131,237	112,426
Other long-term liabilities	29,842	36,464
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	601,484	595,519
Retained earnings	276,363	171,568
Accumulated other comprehensive loss	(22,709)	(8,919)
Treasury stock	(161,092)	(120,156)

Total stockholders’ equity	694,549	638,515

	$1,788,120	$1,696,484

BELDEN INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

	Twelve Months Ended
	December 31, 2011	December 31, 2010
	(In thousands)
Cash flows from operating activities:
Net income	$114,345	$108,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,174	55,279
Share-based compensation	11,241	12,177
Pension funding less than (greater than) pension expense	3,812	(4,289)
Asset impairment	2,549	16,574
Deferred income tax expense (benefit)	2,294	(11,577)
Provision for inventory obsolescence	1,160	3,210
Non-cash loss on derivatives and hedging instruments	—	2,893
Gain on sale of assets	—	(44,847)
Tax deficiency (benefit) related to share-based compensation	(1,790)	110
Income from equity method investment	(13,169)	(11,940)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	4,680	(39,458)
Inventories	(22,873)	(14,031)
Accounts payable	9,281	38,513
Accrued liabilities	12,317	(8,203)
Accrued taxes	(55)	(3,793)
Other assets	12,219	27,209
Other liabilities	(1,622)	(14,737)

Net cash provided by operating activities	184,563	111,549

Cash flows from investing activities:
Cash used to acquire businesses, net of cash acquired	(60,519)	(119,110)
Capital expenditures	(40,053)	(28,194)
Proceeds from disposal of businesses and tangible assets	1,213	138,952

Net cash used for investing activities	(99,359)	(8,352)

Cash flows from financing activities:
Payments under share repurchase program	(50,000)	—
Cash dividends paid	(9,410)	(9,412)
Debt issuance costs	(3,296)	—
Payments under borrowing arrangements	—	(46,268)
Cash received upon termination of derivative instruments	—	4,217
Tax benefit (deficiency) related to share-based compensation	1,790	(110)
Proceeds from exercise of stock options	4,599	3,158

Net cash used for financing activities	(56,317)	(48,415)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(4,824)	(5,008)

Increase in cash and cash equivalents	24,063	49,774
Cash and cash equivalents, beginning of period	358,653	308,879

Cash and cash equivalents, end of period	$382,716	$358,653

BELDEN INC.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

We define free cash flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, net of proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
	(In thousands)
GAAP net cash provided by operating activities	$85,101	$56,138	$184,563	$111,549
Capital expenditures, net of proceeds from
the disposal of tangible assets	(18,286)	(8,903)	(38,840)	(25,769)

Non-GAAP free cash flow	$66,815	$47,235	$145,723	$85,780